Exhibit (j)
                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 30 to Registration Statement No. 33-66712 of Lindner Investments on Form N-1A of our report dated August 18, 2003, appearing in the Annual Report of Lindner Investments for the year ended June 30, 2003, and to the references to us under the heading "Independent Auditors" in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus, which is also part of this Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Chicago, Illinois
October 13, 2003